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Exhibit (a)(1)(G)

CONSENT AGREEMENT

        THIS CONSENT AGREEMENT, dated as of October 2, 2016 (as amended, supplemented or restated from time to time, this "Agreement"), by and among Senior Housing Properties Trust, a Maryland real estate investment trust ("SNH"), ABP Trust, a Maryland statutory trust ("ABP"), ABP Acquisition LLC, a Maryland limited liability company and a wholly owned subsidiary of ABP Trust ("Purchaser"), Barry M. Portnoy and Adam D. Portnoy.

W I T N E S S E T H:

        WHEREAS, the SNH Board has been advised by the Requesting Parties that the Requesting Parties have requested that the FVE Board, among other things, grant the Ownership Limit Exceptions to the Requesting Parties and the Collateral Persons, and further, that in order to induce the FVE Board to grant such Ownership Limit Exceptions, the Requesting Parties have agreed to enter into the FVE Consent Agreement and to perform their obligations thereunder;

        WHEREAS, SNH is Five Star's largest landlord, and Five Star manages senior living facilities for SNH; Five Star formerly was a wholly owned subsidiary of SNH; and SNH is Five Star's largest stockholder, owning 4,235,000 Common Shares, representing approximately eight and six-tenths of one percent (8.6%) of the issued and outstanding Common Shares;

        WHEREAS, Five Star's Charter requires that SNH consent to the grant by the FVE Board of the Ownership Limit Exceptions;

        WHEREAS, under various SNH Agreements, the Proposed Acquisition would constitute a default or event of default if not otherwise consented to or waived by SNH or its applicable subsidiary; and

        WHEREAS, it is a condition to the effectiveness of the FVE Consent Agreement that SNH consent to the grant by the FVE Board of the Ownership Limit Exceptions and waive any default or event of default under any SNH Agreement arising or resulting from the Proposed Acquisition or the granting of the Ownership Limit Exceptions.

        NOW, THEREFORE, in consideration of the aforesaid and the mutual promises hereinafter made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        SECTION 1.1    Definitions.    As used in this Agreement, the following terms shall have the following meanings:

        "1934 Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

        "ABP" is defined in the preamble to this Agreement.

        "Affiliate" of a Person means and includes another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

        "Agreement" is defined in the preamble to the Agreement.

        "Beneficially Own" (or any correlative form thereof) has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the 1934 Act, except that a Person shall be deemed to have "Beneficial Ownership" of all the securities that such Person has a right to acquire, whether such right is exercisable immediately or only after the passage of time.

        "Business Day" means a day, other than Saturday, Sunday or other day on which banks located in Boston, Massachusetts or Baltimore, Maryland are authorized or required by Law to close.

        "Chosen Court" is defined in Section 6.4(b).

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Collateral Person" means RMR LLC, each Family Member of a Requesting Party and each other Person (other than SNH and the Requesting Parties, and, upon the death of any Requesting Party who is an individual, their estates and spouses) who Constructively Owns (as defined in Five Star's Charter) Common Shares on account of attribution under the Code from one or more of the Requesting Parties (or with respect to any Requesting party that is an individual, his estates or spouses), SNH or RMR LLC.

        "Common Shares" means shares of common stock, par value $.01 per share, of Five Star.

        "Constructively Own" (or any correlative form thereof) has the meaning set forth in SNH's Charter.

        "Control" (or any correlative form thereof) in respect of an Entity means (i) Beneficial Ownership of securities representing twenty percent (20%) or more of the voting power entitled to vote for the election of the board of directors, board of trustees, board of managers or other governing body of such Entity or, in the case of an Entity that is a partnership, limited partnership or limited liability company, of the general partner, managing member or manager of such Entity or (ii) if the Entity is a charitable Entity, having the sole or shared power to vote or direct the voting or to dispose or direct the disposition of securities owned by such Entity. For the avoidance of doubt, a partner of a general partnership shall be deemed to Control the partnership, a general partner of a limited partnership shall be deemed to Control the limited partnership and a managing member of a limited liability company shall be deemed to Control the limited liability company. A managing director or trustee of a board of directors or trustees shall not be deemed to control the applicable board or Entity unless a majority of the board is comprised of managing directors or trustees.

        "Controlled Affiliate" of a Person shall mean any Affiliate of such Person that directly, or indirectly through one or more intermediaries, is Controlled by, or is under common Control with, such Person.

        "Entity" means any general partnership, limited partnership, corporation, limited liability company, joint venture, real estate investment trust, business trust or other trust, cooperative, unincorporated association or other form of organization, whether or not a legal entity.

        "Family Member" means, as to any Requesting Party who is an individual, such Requesting Party's spouse, child, stepchild, grandchild, son-in-law, or daughter-in-law, but excluding any of such Persons who is a Requesting Party.

        "Five Star" means Five Star Quality Care, Inc., a Maryland corporation.

        "Five Star's Charter" means the Articles of Amendment and Restatement of Five Star, as amended and supplemented.

        "FVE Board" means the Board of Directors of Five Star.

        "FVE Consent Agreement" means the Consent, Standstill, Registration Rights and Lock-Up Agreement by and among Five Star and the Requesting Parties in the form attached as Exhibit A to this Agreement.

        "Governmental Entity" means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

        "Law" means any law, statute, ordinance, rule, regulation, directive, code or order enacted, issued, promulgated, enforced or entered by any Governmental Entity.

        "Ownership Limit" has the meaning set forth in Five Star's Charter.

        "Ownership Limit Exceptions" means the exceptions to the Ownership Limit granted by the FVE Board as described in Sections 2.1(c) and (d) of the FVE Consent Agreement.

        "Parties" means SNH and the Requesting Parties.

        "Person" means and includes any natural person (whether acting on his or her own behalf or in a representative or fiduciary capacity) or Entity.

        "Proposed Acquisition" means the purchase of up to an aggregate of eighteen million (18,000,000) Common Shares by Purchaser (or one or more Requesting Parties) after the date hereof and prior to March 31, 2017 pursuant to one or more tender offers, open market purchases or privately negotiated purchases, provided that the purchase price per Common Share in any tender offers, open market purchases or privately negotiated purchases is not less than the closing price of the Common Shares on the Stock Exchange on the last trading day immediately preceding the announcement of such tender offer, open market purchase or privately negotiated purchase.

        "Purchaser" is defined in the preamble to this Agreement.

        "Requesting Parties" means ABP, Purchaser, Barry Portnoy and Adam Portnoy.

        "RMR LLC" means The RMR Group LLC, a Maryland limited liability company.

        "SNH Agreements" means any lease, management agreement or other agreement between or among SNH and/or one or more of its subsidiaries, on the one hand, and Five Star and/or one or more of its subsidiaries, on the other hand.

        "SNH Board" means the Board of Trustees of SNH.

        "SNH's Charter" means the Articles of Amendment and Restatement of SNH, as amended and supplemented.

        "Stock Exchange" means any national securities exchange, as defined under the 1934 Act, on which the Common Shares trade.

          SECTION 1.2    Construction.

          (a)   Unless the context otherwise requires, as used in this Agreement: (i) "or" is not exclusive; (ii) "including" and its variants mean "including, without limitation" and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to "written," "in writing" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (v) words of one gender shall be construed to apply to each gender; (vi) all pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require; (vii) "Articles" and "Sections," refer to Articles and Sections of this Agreement unless otherwise specified; (viii) "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ix) "dollars" and "$" mean United States Dollars; and (x) the word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply "if."

          (b)   Descriptive headings herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

ARTICLE II
SNH CONSENTS AND WAIVERS

        SECTION 2.1    SNH Consents.    Subject to the terms and conditions of this Agreement, SNH, on its behalf and on behalf of its subsidiaries, and for the express benefit of the Requesting Parties, the Collateral Persons and Five Star and its subsidiaries:

          (a)   consents to the grant by the FVE Board of the Ownership Limitation Exceptions on the terms and subject to the conditions set forth in the FVE Consent Agreement; and

          (b)   waives any default or event of default under any SNH Agreement arising or resulting from the purchase of Common Shares pursuant to the Proposed Acquisition or the grant of the Ownership Limitation Exceptions.

        Nothing in this Section 2.1 constitutes a waiver of, or the grant of any exception to any of the transfer or ownership restrictions set forth in Article VII, of SNH's Charter by any Requesting Party or Collateral Person.

ARTICLE III
CONDITIONS TO CONSENTS

        The effectiveness of Article II and the consents granted thereunder are subject to the satisfaction of the following terms and conditions:

        SECTION 3.1    FVE Consent Agreement.    The FVE Consent Agreement in the form attached as Exhibit A to this Agreement shall have been executed and delivered by Five Star and each of the Requesting Parties or such other form as is satisfactory to the SNH Board in its sole discretion and all conditions to the effectiveness of the FVE Consent Agreement set forth therein shall have been satisfied.

        SECTION 3.2    Execution of Agreement.    The Requesting Parties shall have executed and delivered this Agreement.

        SECTION 3.3    Representations and Warranties.    The representations and warranties of the Requesting Parties set forth in this Agreement shall be true and correct as of the date of this Agreement in all material respects.

        SECTION 3.4    Regulatory Approvals.    Any approval, permit, authorization, license or consent of any Governmental Entity required to be obtained by Five Star, SNH or any of their respective subsidiaries as a result of any acquisition of Common Shares by any one or more of the Requesting Parties pursuant to the Proposed Acquisition shall have been obtained or, in the judgment of the Board, is expected to be timely obtained, on terms satisfactory to the Board.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

          SECTION 4.1    Representations and Warranties of SNH.    SNH hereby represents and warrants to the Requesting Parties as follows:

          (a)   SNH has full legal right, power and authority to enter into, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by SNH have been duly and validly authorized by the SNH Board and the Independent Trustees of SNH, acting separately, and no other corporate proceedings on the part of SNH are necessary to authorize this Agreement or the performance of this Agreement by SNH. This Agreement has been duly and validly executed and delivered by SNH and constitutes a valid, legal and binding agreement of SNH, enforceable against SNH in accordance with its terms.

          (b)   No material consent, approval, authorization, license, clearance, filing or registration of or with any third Person, excluding any Governmental Entity, is required in order to permit SNH to execute, deliver or perform this Agreement, except for those that have been obtained, made, or waived.

          SECTION 4.2    Representations and Warranties of the Requesting Parties.    The Requesting Parties hereby jointly and severally represent and warrant to SNH as follows:

          (a)   Each Requesting Party who is not an individual is a trust or limited liability company, duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization, as applicable.

          (b)   Each Requesting Party who is not an individual has all trust, or limited liability company, as applicable, power and authority, and each Requesting Party who is an individual has the capacity, to enter into, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by each Requesting Party who is not an individual have been duly and validly authorized by its board of directors, trustees, manager or other governing body, as applicable, and no other trust, or limited liability company, as applicable, proceedings on the part of such Requesting Party is necessary to authorize this Agreement or the performance of this Agreement by such Requesting Party. This Agreement has been duly and validly executed and delivered by each Requesting Party and constitutes a valid, legal and binding agreement of such Requesting Party, enforceable against such party in accordance with its terms.

          (c)   No consent, approval, authorization, license, clearance, filing or registration of or with any Governmental Entity or third Person is required in order to permit any Requesting Party to execute, deliver or perform this Agreement except for those that have been obtained or made, or waived, or, in the case of the consummation of the Proposed Acquisition, will be obtained prior to such consummation.

          (d)   The Requesting Parties do not actually own or Constructively Own five percent (5%) or more of any class of shares of beneficial interest of SNH. RMR LLC does not actually own more than one percent (1%) of any class of shares of capital stock of Five Star. To the knowledge of the Requesting Parties, no Person to whom Common Shares are attributed from a Requesting Party under the Code (other than another Requesting Party or RMR LLC or SNH) actually owns any shares of capital stock of Five Star, except that a Family Member of a Requesting Party may Constructively Own (as defined in Five Star's Charter) Common Shares of up to two-tenths of one percent (0.2%) by virtue of Constructive Ownership (as defined in Five Star's Charter) other than on account of attribution under the Code from a Requesting Party.

ARTICLE V
SNH OWNERSHIP

          SECTION 5.1    SNH Ownership.    In order to assist SNH and Five Star with compliance under Section 856(d)(3) of the Code (specifically with respect to an "independent contractor" being sufficiently unrelated from any real estate investment trust that engages it), the Requesting Parties agree to notify SNH and Five Star of acquisition(s) of shares of beneficial interest of SNH that they or any of their Affiliates might make (or of any other event) that could reasonably be expected to cause the Requesting Parties to actually own or Constructively Own five percent (5%) or more of any class of shares of beneficial interest of SNH. The Requesting Parties agree to coordinate with SNH and Five Star in respect of their compliance with Section 856(d)(3) of the Code to the extent reasonably requested by SNH or Five Star, including the Requested Parties refraining, and causing their Affiliates to refrain, from an acquisition of shares of beneficial interest of SNH if such acquisition would cause the Requesting Parties to actually own or Constructively Own five percent (5%) or more of any class of shares of beneficial interest of SNH.

  For the avoidance of doubt, the Requesting Parties shall not be required pursuant to this Section 5.1 to divest any of the Common Shares that they may own as of the date hereof or acquire pursuant to the Proposed Acquisition.

ARTICLE VI
MISCELLANEOUS

          SECTION 6.1    Notices.    All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows: (i) on the date delivered, if personally delivered; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; or (iii) on the next Business Day after being sent by recognized overnight mail service specifying next Business Day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

    (a)
    If to any Requesting Party, to:

        c/o ABP Trust
        Two Newton Place
        255 Washington Street
        Suite 300
        Newton, MA 02458
        Attn: Jennifer B. Clark
        Facsimile: (617) 928-1305

    with copies (which shall not constitute notice) to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        500 Boylston Street
        Boston, MA 02116
        Attn: Margaret R. Cohen
        Facsimile: (617) 305-4859

    (b)
    If to SNH, to:

        Senior Housing Properties Trust
        Two Newton Place
        255 Washington Street
        Newton, MA 02458
        Attn: David Hegarty, President
        Facsimile: (617) 796-8349

    with copies (which shall not constitute notice) to:

        Sullivan & Worcester LLP
        One Post Office Square
        Boston, MA 02109
        Attn: Nicole L. Rives
        Facsimile: (617) 338-2880

          SECTION 6.2    Assignment; Successors; Third Party Beneficiaries.

          (a)    Assignment.    Except as set forth in this Section 6.2, this Agreement and the rights, interests and obligations of any Person hereunder may not be assigned, transferred or delegated and any assignment or attempted assignment in violation of this Section 6.2 shall be void ab initio.

      This Agreement and the rights, interests and obligations of SNH hereunder may be assigned, transferred or delegated by SNH to a successor of SNH by operation of law or to a Person who succeeds to all or substantially all the assets of SNH, which successor or Person agrees in a writing delivered to each Requesting Party to be subject to and bound by all interests and obligations set forth in this Agreement.

          (b)    Successors.    This Agreement shall bind and inure to the benefit of, and be enforceable by, the Parties and the express third party beneficiaries of this Agreement and their respective successors and permitted assigns.

          (c)    No Third Party Beneficiaries.    Except as expressly provided in this Agreement (including pursuant to the consents to the grant by the FVE Board of the Ownership Limitation Exceptions granted pursuant to Section 2.1) with respect to Five Star, the Collateral Persons and estates and spouses of Requesting Parties who are individuals, this Agreement is not intended to and does not confer any rights or remedies upon any Person other than the Parties. Five Star and the Collateral Persons, by their acceptance of the benefits of this Agreement, agree to be bound by the terms of this Agreement.

          SECTION 6.3    Prior Negotiations; Entire Agreement.    This Agreement (including the documents and instruments referred to in this Agreement or entered into in connection therewith) constitute the entire agreement of the Parties and supersede all prior agreements, arrangements or understandings, whether written or oral, between the Parties with respect to the subject matter of this Agreement.

          SECTION 6.4    Governing Law; Venue; Arbitration.

          (a)    Governing Law.    This Agreement and all proceedings or counterclaims (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby, or any action of any Party or Five Star in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

          (b)    Venue.    All claims, actions, suits, dispute resolution, judicial and other legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby or any action of any Party, Five Star or Collateral Person (each a "Subject Party") in the negotiation, administration, performance and enforcement hereof shall be heard and determined exclusively in the Business Technology Case Management Program of the Circuit Court for Baltimore City, Maryland or the U.S. District Court of Maryland (the "Chosen Courts"). Each of the Subject Parties hereby expressly and irrevocably (i) submits to the exclusive personal jurisdiction of the Chosen Courts in the event any claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby, or any action of any Subject Party in the negotiation, administration, performance and enforcement hereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts, (iii) agrees that it will not bring any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any action of any Subject Party in the negotiation, administration, performance and enforcement hereof, in any court other than the Chosen Courts, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding in the Chosen Courts, (v) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (vi) agrees that service of process upon such Subject Party in any such proceeding shall be effective if notice is given in accordance with Section 6.1. Nothing in this Agreement will affect the right of any Subject Party to serve process in any other manner permitted by Law. EACH SUBJECT PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

          SECTION 6.5    Severability.    This Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. If at any time subsequent to the date hereof, any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties and the remaining provisions hereof shall remain in full force and effect.

          SECTION 6.6    Fees and Expenses.    The Requesting Parties shall pay all out-of-pocket fees and expenses (including attorneys' fees) reasonably incurred and paid by SNH in connection with the negotiation, preparation and execution of this Agreement and in connection with obtaining (or the failure to obtain) any consents described in Section 3.4 whether or not the Proposed Acquisition is consummated. Except as provided in the preceding sentence, all expenses incurred by the Parties shall be borne solely and entirely by the Party that has incurred the same.

          SECTION 6.7    Counterparts.    This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

          SECTION 6.8    Waivers and Amendments.    This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance; provided, no amendment to Article III or other provisions of this Agreement that reference Five Star shall be binding on Five Star without its written consent. No delay on the part of any Party or Five Star in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver of the part of any Party or Five Star of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party or Five Star otherwise may have at Law or in equity.

          SECTION 6.10    Further Assurances.    At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party or Five Star, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Requesting Parties and SNH have executed this Consent Agreement as of the date first above written, effective as of the date first above written.

SENIOR HOUSING PROPERTIES TRUST
/s/ DAVID J. HEGARTY
		By:	David J. Hegarty
		Its:	President and Chief Operating Officer
ABP TRUST
/s/ ADAM D. PORTNOY
		By:	Adam D. Portnoy
		Its:	President
ABP ACQUISITION LLC
/s/ ADAM D. PORTNOY
		By:	Adam D. Portnoy
		Its:	President
Barry M. Portnoy
/s/ BARRY M. PORTNOY
Adam D. Portnoy
/s/ ADAM D. PORTNOY
Acknowledged and Accepted:
FIVE STAR QUALITY CARE, INC.
/s/ BRUCE J. MACKEY JR.
By:	Bruce J. Mackey Jr.
Its:	President and Chief Executive Officer

[Signature Page to Consent Agreement]

 Exhibit A

FVE Consent Agreement

[See Exhibit (a)(1)(F) of the Schedule TO filed by ABP Acquisition LLC on October 6, 2016]

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  Exhibit (a)(1)(G)
CONSENT AGREEMENT
W I T N E S S E T H
ARTICLE I DEFINITIONS
ARTICLE II SNH CONSENTS AND WAIVERS
ARTICLE III CONDITIONS TO CONSENTS
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V SNH OWNERSHIP
ARTICLE VI MISCELLANEOUS
Exhibit A FVE Consent Agreement [See Exhibit (a)(1)(F) of the Schedule TO filed by ABP Acquisition LLC on October 6, 2016]